Exhibit 99.1

Vonage Announces Departure of Barry Rowan, Chief Financial Officer
HOLMDEL, N.J., Dec. 10, 2012 /PRNewswire/ -- Vonage Holdings Corp. (NYSE: VG) has announced that Barry Rowan, Executive Vice President, Chief Financial Officer and Chief Administrative Officer, has decided to leave the Company to pursue another opportunity. Mr. Rowan will step down from his positions effective upon the Company's filing of its 2012 Form 10-K in February 2013, and will assist in ensuring a smooth transition of his responsibilities. The search for a new Chief Financial Officer is underway.
“I would like to express my gratitude to Barry for his service to Vonage,” said Marc Lefar, Vonage Chief Executive Officer. “Although we are disappointed, we understand his personal interests and respect his decision to take a leadership role in a new industry. He is leaving the Company on strong financial footing, with a robust balance sheet that positions us well for the future. I am confident that we will find an exceptionally qualified person to fill the CFO role, and we are fortunate to have a strong finance team in place that will continue to help us build the business.”
Mr. Rowan said, “I am very grateful for the opportunity to have worked with Marc, his talented leadership team and the Vonage Board. The decision to leave Vonage was a very difficult one. I feel privileged to have been able to contribute to the Company's comprehensive turnaround. I am confident in Marc's vision and the Company's market opportunities and wish him and the team the very best as they drive the Company to continued success.”
About Vonage
Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail -for one low monthly rate. Our Vonage Mobile app is a free downloadable app for iPhone® and Android™ that lets users talk and text worldwide for free with anyone else who uses the app.  Vonage's service is sold on the web and through regional and national retailers including Wal-Mart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.
Safe Harbor Statement
This press release contains forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to factors that are set forth in the "Risk Factors" section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2011, as well as in the Company's Quarterly Reports on Form 10-Q and Current

Exhibit 99.1

Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

Vonage Investor Contact:	Vonage Media Contact:
Leslie Arena 732.203.7372 leslie.arena@vonage.com	Jo Ann Tizzano 732.788.5172 joann.tizzano@vonage.com

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